Exhibit 3.2

AMENDMENT NO. 4 TO
BY-LAWS OF LANDEC CORPORATION

The title of the By-Laws of Landec Corporation shall be amended and restated to read in its entirety as follows:
“AMENDED AND RESTATED
BYLAWS
OF
LIFECORE BIOMEDICAL, INC.
(THE “CORPORATION”)
(formerly known as Landec Corporation)”